Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS SECOND QUARTER 2010 EARNINGS OF $2.9

MILLION, OR $0.19 PER DILUTED SHARE, AND ANNOUNCES 14% INCREASE IN

QUARTERLY DIVIDEND PAYMENT TO $0.08 PER SHARE

WEST SPRINGFIELD, MA—July 16, 2010—United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $2.9 million, or $0.19 per diluted share, for the second quarter of 2010 compared to net income of $560,000, or $0.04 per diluted share, for the corresponding period in 2009. Excluding expenses totaling $1.2 million related to the acquisition of Commonwealth National Bank (non-deductible for income tax purposes), net income would have been $1.7 million, or $0.11 per diluted share, for the second quarter of 2009. The Company also announced a 14% increase in its quarterly cash dividend to $0.08 per share, payable on August 27, 2010 to shareholders of record as of August 6, 2010.

The improved quarterly operating results were primarily due to growth in net interest income, driven by net interest margin expansion and an increase in average interest earning assets, as well as a reduction in the provision for loan losses and growth in fee income. These items were partially offset by a decrease in gains from sales of loans and securities and an increase in non-interest expense. The improvement in earnings per share was influenced by growth in earnings and the positive impact of stock repurchases.

For the six months ended June 30, 2010, net income was $4.7 million, or $0.30 per diluted share, compared to net income of $2.7 million or $0.17 per diluted share, for the same period in 2009. Excluding acquisition-related expenses of $1.1 million and the related tax benefit of $329,000, net income would have been $5.5 million, or $0.35 per diluted share, in 2010. Excluding non-deductible acquisition-related expenses totaling $1.2 million, net income would have been $3.8 million, or $0.25 per diluted share, for the 2009 period.

Total assets grew $3.9 million, or 0.3%, to $1.545 billion at June 30, 2010, from $1.541 billion at December 31, 2009 mainly due to an increase of $36.0 million, or 164.6%, in excess cash on deposit at the Federal Home Loan Bank of Boston, partially offset by decreases of $28.0 million, or 2.5%, in total loans and $6.1 million, or 2.0%, in investment securities. Total deposits increased $68.8 million, or 6.6%, to $1.1 billion at June 30, 2010 from $1.0 billion at December 31, 2009 primarily reflecting growth of $88.2 million, or 15.7%, in core account balances, partially offset by a decrease of $19.4 million, or 4.1%, in certificates of deposit. Total short-term borrowings and long-term debt declined $43.0 million, or 57.0% and $19.4 million, or 10.8%, respectively, as a result of pay downs of FHLB advances using cash flows from the loan and investment portfolios and increased deposit levels. At June 30, 2010, the Company continued to have considerable liquidity including significant unused borrowing capacity at the Federal Home Loan Bank and the Federal Reserve Bank as well as access to funding through the repurchase agreement and brokered deposit markets. The Company’s balance sheet is also supported by a strong capital position, with a tangible equity-to-tangible assets ratio of 14.01% at June 30, 2010.

“We are very pleased with our financial results which reflect net interest margin expansion, growth in average loans and deposits, lower provision for loan losses and an increase in fee income,” commented Richard B. Collins, President and Chief Executive Officer. “Our performance is indicative of a positive contribution from our new Worcester market, as well as our focus on profitably growing our franchise, maintaining solid asset quality and improving our operating efficiency. We believe we are well positioned for this challenging economic environment given our healthy balance sheet, substantial capital base and strong liquidity level.”

Financial Highlights:

•

Total loans decreased $28.0 million, or 2.5%, to $1.094 billion at June 30, 2010 from $1.122 billion at December 31, 2009 reflecting the impact of slower origination volume, loan prepayments and normal amortization on the residential real estate, construction and commercial portfolios. The residential portfolio was also affected by the sale of $14.3 million in lower coupon, fixed-rate residential mortgages. These items were offset in part by growth in commercial real estate loans.

•

Non-performing assets totaled $18.5 million, or 1.20% of total assets, at June 30, 2010 compared to $17.9 million, or 1.16% of total assets, at December 31, 2009. The Company’s total non-performing assets include a $3.5 million commercial real estate loan which was restructured during the first quarter of 2010, is classified as a troubled debt restructure and was returned to accrual status at June 30, 2010 as the customer has been current on the new payments for six months. Although this loan is performing in accordance with the terms of the restructuring it will continue to be included in non-performing assets.

•

At June 30, 2010, the allowance for loan losses to total loans was 0.89% and the allowance for loan losses to total non-performing loans was 74.58%. In accordance with generally accepted accounting principles, the Company recorded the loans acquired from Commonwealth National Bank at fair value and recognized the credit mark on loans purchased from other financial institutions as a component of fair value. At June 30, 2010, the remaining balance of the loan fair value adjustments was $6.0 million, or 2.4% of the total $250.9 million in outstanding purchased loans. Excluding the $228.8 million outstanding balance of loans acquired from Commonwealth National Bank and $22.1 million outstanding balance of loans purchased from other financial institutions, the ratio of the allowance for loan losses to total loans would have been 1.15%. Excluding the $2.7 million outstanding balance of non-performing loans acquired from Commonwealth National Bank, the ratio of the allowance for loan losses to non-performing loans would have been 93.67%. For the quarter ended June 30, 2010, net charge-offs totaled $338,000 or 0.12% of average loans outstanding on an annualized basis.

•

Total deposits increased $68.8 million, or 6.6%, to $1.108 billion at June 30, 2010 compared to $1.039 billion at December 31, 2009 reflecting growth of $88.2 million, or 15.7%, in core account balances, partially offset by a decrease of $19.4 million, or 4.1%, in certificates of deposit. The strong growth in core account balances was driven by the success of sales and marketing initiatives in our new Worcester market, competitive products and pricing, excellent customer service and targeted promotional activities. Core deposit balances were $648.8 million, or 58.6% of total deposits at June 30, 2010 compared to $560.7 million, or 54.0% at December 31, 2009.

•

Total stockholders’ equity declined $2.1 million, or 1.0%, to $223.1 million at June 30, 2010 from $225.2 million at December 31, 2009 due to the repurchase of 548,722 shares at a total cost of $7.5 million and cash dividends totaling $2.2 million, partially offset by net income of $4.7 million, a $1.4 million increase in the unrealized gain on securities and stock-based compensation of $1.2 million.

•

Net interest income increased $3.7 million, or 39.2%, to $13.3 million for the second quarter of 2010 from $9.5 million for the same period in 2009 as a result of net interest margin expansion and an increase in average interest earning assets. Net interest margin increased 42 basis points to 3.69% for the three months ended June 30, 2010, from 3.27% for the same period in 2009 due to amortization of certain acquisition accounting adjustments totaling $706,000 and improved spreads. These items were partially offset by an increased cost to fund share repurchases, growth in excess cash balances held in low-yielding Federal Reserve Bank and Federal Home Loan Bank accounts and an increase in non-performing loans. Total average earning assets increased $271.4 million, or 23.2%, to $1.440 billion for the second quarter of 2010 due in large part to the acquisition of Commonwealth National Bank in the fourth quarter of 2009 and to a lesser extent loan origination activity. These items were partially offset by loan and investment security sales as well as prepayments and normal amortization of the existing loan and mortgage-backed securities portfolio.

•

The provision for loan losses decreased by $225,000, or 33.3%, to $450,000 for the three months ended June 30, 2010 driven by improvement in credit quality, a decrease in net loan originations and loan sales.

•

Non-interest income decreased by $376,000, or 14.5%, to $2.2 million for the three months ended June 30, 2010, mainly attributable to a decrease in gains on sales of loans and securities of $590,000 or 84.4%, partially offset by growth in deposit service charges of $178,000, or 15.3%. Fee income on depositors’ accounts increased as a result of growth in accounts and transactions.

•

Non-interest expense grew $601,000, or 6.0%, to $10.6 million for the second quarter of 2010 from $10.0 million in the same period last year. Excluding acquisition related costs of $169,000 in 2010 and $1.2 million in 2009, non-interest expenses would have increased $1.6 million, or 18.0%. Salaries and benefits increased $1.4 million, or 29.3%, mainly due to costs incurred to support our new Worcester operations and, to a lesser extent, annual wage increases and a larger incentive accrual due to improved operating performance. Occupancy costs grew $159,000, or 24.8%, principally attributable to expenses incurred to operate our new Worcester facilities. Marketing expenses increased $208,000, or 50.2%, in connection with advertising and promotional expenses focused on our Worcester market. Data processing costs increased $162,000, or 20.3%, reflecting expenses for our new Worcester accounts and a larger loan and deposit account base in our Springfield market. Other expenses increased $213,000, or 17.5%, largely related to additional costs for the Worcester operations. These items were partially offset by a decrease of $565,000, or 63.5%, in FDIC insurance premiums mainly reflecting a special assessment of $538,000 incurred in 2009.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company of United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090. United Bank operates 16 full service branch offices and two express drive-up branches located throughout

Hampden and Hampshire Counties in Western Massachusetts and six full service branch offices located in Worcester County. Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed in this press release may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except par value amounts)

	June 30, 2010	December 31, 2009	June 30, 2009
	(unaudited)	(audited)	(unaudited)
Assets

Cash and cash equivalents	$57,878	$21,877	$23,101
Short-term investments	—	1,096	1,086
Investment securities	300,347	306,478	281,065
Loans held for sale	725	—	—

Loans:
Residential mortgages	317,346	343,300	331,855
Commercial mortgages	425,091	409,680	271,186
Construction loans	38,978	48,808	36,260
Commercial loans	152,972	159,437	81,731
Home equity loans	138,268	137,371	120,009
Consumer loans	21,586	23,645	25,381

Total loans	1,094,241	1,122,241	866,422

Net deferred loan costs and fees	2,333	2,355	2,158
Allowance for loan losses	(9,722)	(9,180)	(8,962)

Loans, net	1,086,852	1,115,416	859,618

Federal Home Loan Bank of Boston stock, at cost	15,365	15,365	12,223
Other real estate owned	2,007	1,545	644
Deferred tax asset, net	14,335	11,295	11,376
Premises and equipment, net	15,647	15,935	14,171
Bank-owned life insurance	28,526	28,476	27,790
Goodwill	7,731	7,844	—
Other assets	15,502	15,713	7,592

Total assets	$1,544,915	$1,541,040	$1,238,666

Liabilities and Stockholders’ Equity

Deposits:
Demand	$166,999	$154,374	$113,699
NOW	41,149	42,262	35,082
Savings	191,386	174,270	122,182
Money market	249,289	189,763	185,998
Certificates of deposit	458,873	478,258	358,588

Total deposits	1,107,696	1,038,927	815,549

Short-term borrowings	32,479	75,488	44,104
Long-term debt	160,562	179,988	150,147
Subordinated debentures	5,402	5,357	—
Escrow funds held for borrowers	1,687	1,977	1,826
Capitalized lease obligations	5,077	5,141	5,204
Accrued expenses and other liabilities	8,910	8,916	8,221

Total liabilities	1,321,813	1,315,794	1,025,051

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 18,706,933 at June 30, 2010 and at December 31, 2009 and 17,763,747 at June 30, 2009	187	187	178
Additional paid-in capital	179,100	178,666	165,759
Retained earnings	79,962	77,456	76,754
Unearned compensation	(11,131)	(11,441)	(11,786)
Accumulated other comprehensive income, net of taxes	6,496	5,358	3,240
Treasury stock, at cost (2,348,307 shares at June 30, 2010, 1,868,335 sharesat December 31, 2009 and 1,523,838 shares at June 30, 2009)	(31,512)	(24,980)	(20,530)

Total stockholders' equity	223,102	225,246	213,615

Total liabilities and stockholders’ equity	$1,544,915	$1,541,040	$1,238,666

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Interest and dividend income:
Loans	$15,404	$11,721	$30,861	$23,772
Investments	3,122	3,390	6,414	7,261
Other interest-earning assets	10	9	18	17

Total interest and dividend income	18,536	15,120	37,293	31,050

Interest expense:
Deposits	3,507	3,644	6,882	7,469
Borrowings	1,742	1,933	3,628	3,883

Total interest expense	5,249	5,577	10,510	11,352

Net interest income before provision for loan losses	13,287	9,543	26,783	19,698

Provision for loan losses	450	675	1,183	1,215

Net interest income after provision for loan losses	12,837	8,868	25,600	18,483

Non-interest income:
Net gain on sales of loans	109	238	197	363
Net gain on sales of securities	—	461	—	461
Impairment charges on securities	—	—	(145)	—
Fee income on depositors’ accounts	1,340	1,162	2,711	2,269
Wealth management income	167	212	305	344
Income from bank-owned life insurance	340	340	686	654
Other income	263	182	502	355

Total non-interest income	2,219	2,595	4,256	4,446

Non-interest expense:
Salaries and benefits	5,968	4,615	12,046	9,279
Occupancy expenses	800	641	1,727	1,306
Marketing expenses	622	414	1,182	756
Data processing expenses	959	797	2,026	1,641
Professional fees	358	295	899	718
Acquisition related expenses	169	1,161	1,148	1,161
FDIC insurance assessments	325	890	740	1,230
Other expenses	1,430	1,217	2,881	2,094

Total non-interest expense	10,631	10,030	22,649	18,185

Income before income taxes	4,425	1,433	7,207	4,744

Income tax expense	1,492	873	2,523	2,061

Net income	$2,933	$560	$4,684	$2,683

Earnings per share:
Basic	$0.19	$0.04	$0.30	$0.17
Diluted	$0.19	$0.04	$0.30	$0.17

Weighted average shares outstanding:
Basic	15,440	15,181	15,529	15,443
Diluted	15,518	15,194	15,590	15,457

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Jun. 30 2010		Mar. 31 2010		Dec. 31 2009		Sep. 30 2009		Jun. 30 2009
Operating Results:
Net interest income	$13,287		$13,496		$11,328		$9,974		$9,543
Loan loss provision	450		733		983		800		675
Non-interest income	2,219		2,037		2,245		1,985		2,595
Non-interest expense	10,631	(1)	12,018	(1)	10,580	(1)	8,093	(1)	10,030	(1)
Net income	2,933		1,751		1,222		1,901		560

Performance Ratios (annualized):
Return on average assets	0.77%		0.46	%(2)	0.36	%(2)	0.61	%(2)	0.18	%(2)
Return on average equity	5.24%		3.12	%(2)	2.23	%(2)	3.55	%(2)	1.03	%(2)
Net interest margin	3.69%		3.76%		3.53%		3.38%		3.27%
Non-interest income to average total assets	0.58%		0.53%		0.67%		0.64%		0.85%
Non-interest expense to average total assets	2.79	%(3)	3.14	%(3)	3.14	%(3)	2.60	%(3)	3.27	%(3)
Efficiency ratio (4)	69.05	%(3)	77.09	%(3)	77.95	%(3)	67.67	%(3)	87.68	%(3)

Per Share Data:
Diluted earnings per share	$0.19		$0.11		$0.08		$0.13		$0.04
Tangible book value per share	$13.17	(5)	$12.93	(5)	$12.93	(5)	$13.39		$13.15
Market price at period end	$13.65		$13.98		$13.11		$11.58		$13.82

Risk Profile
Tangible equity as a percentage of tangible assets	14.01	%(5)	14.39	%(5)	14.18	%(5)	17.35%		17.25%
Net charge-offs to average loans outstanding (annualized)	0.12%		0.11%		0.54%		0.12%		0.20%
Non-performing assets as a percent of total assets	1.20%		1.22%		1.16%		0.92%		0.48%
Non-performing loans as a percent of total loans, gross	1.19%		1.49%		1.45%		1.23%		0.62%
Allowance for loan losses as a percent of total loans, gross	0.89	%(6)	0.87	%(6)	0.82	%(6)	1.07%		1.03%
Allowance for loan losses as a percent of non-performing loans	74.58	%(7)	58.38	%(7)	56.36	%(7)	86.73%		167.99%

Average Balances
Loans	$1,100,409		$1,112,329		$960,921		$878,683		$860,882
Securities	294,849		302,916		289,393		279,442		283,005
Total interest-earning assets	1,439,677		1,434,256		1,282,187		1,181,647		1,168,308
Total assets	1,526,154		1,529,209		1,349,727		1,243,906		1,226,210
Deposits	1,084,885		1,038,374		917,022		828,153		803,425
FHLBB advances	158,333		202,644		160,455		155,946		164,955
Stockholders’ Equity	223,928		224,786		219,650		214,300		216,501

Average Yields/Rates (annualized)
Loans	5.60%		5.56%		5.51%		5.48%		5.45%
Securities	4.24%		4.35%		4.65%		4.70%		4.79%
Total interest-earning assets	5.15%		5.23%		5.18%		5.19%		5.18%

Savings accounts	0.96%		0.93%		0.96%		1.08%		1.14%
Money market/NOW accounts	0.87%		0.81%		0.87%		1.04%		1.21%
Certificates of deposit	2.14%		2.12%		2.56%		2.79%		2.96%
FHLBB advances	3.57%		3.06%		4.07%		4.22%		4.13%
Total interest-bearing liabilities	1.86%		1.85%		2.14%		2.37%		2.51%

(1)	Includes acquisition related expenses totaling $169,000, $979,000, $1.4 million, $270,000 and $1.2 million for the quarters ended June and March 2010 and December, September and June 2009, respectively, and a $538,000 special FDIC insurance assessment for the quarter ended June 2009.
(2)	Excluding acquisition related expenses totaling $808,000 (after tax), $1.1 million (after tax), $270,000 and $1.2 million for the quarters ended March 2010 and December, September and June 2009, respectively, and a $312,000 (after tax) special FDIC insurance assessment for the quarter ended June 2009, the return on average assets would have been 0.67%, 0.69%, 0.70% and 0.66% and average equity would have been 4.55%, 4.22%, 4.05% and 3.76%, respectively. The total acquisition related expenses for the quarters ended September and June 2009 were non-deductible.
(3)	Excluding acquisition related expenses totaling $169,000, $979,000, $1.4 million, $270,000 and $1.2 million for the quarters ended June and March 2010 and December, September and June 2009, respectively, and a $538,000 special FDIC insurance assessment for the quarter ended June 2009, non-interest expense to average total assets would have been 2.74%, 2.89%, 2.71%, 2.52% and 2.72% and the efficiency ratio would have been 67.95%, 70.81%, 67.40%, 65.42% and 72.83%, respectively.
(4)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(5)	Excludes the impact of goodwill of $7.7 million at June and March 2010 and $7.8 million at December 2009.
(6)	Excluding acquired loans of $228.8 million, $240.5 million and $242.9 million and loans purchased from other financial institutions of $22.1 million, $22.4 million and $22.7 million at June and March 2010 and December 2009, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.15% for the quarters ended June and March 2010 and 1.07% for the quarter ended December 2009.
(7)	Excluding nonperforming acquired loans of $2.7 million at June and March 2010 and $3.3 million at December 2009, allowance for loan losses as a percent of non-performing loans would have been 93.67%, 69.76% and 70.44%, respectively.